Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2009 Results

27% Increase in Revenues Compared to Q2 2009

Order Book Up 46% Year-to-Date

Bridgeview, IL, November 11, 2009 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts and special mission oriented vehicles, today announced third quarter and year-to-date financial results for the period ending September 30, 2009.

Third Quarter and Year-to-Date Financial Highlights:

•	Net sales for the quarter ended September 30, 2009 were $15.1 million, representing a 27.1% increase from the second quarter of 2009.

•

Generated $2.4 million in positive operating cash flow in the nine month period ending September 30, 2009, a $5.0 million positive swing from the negative $2.6 million in last year’s same nine month period.

•

Reduced working capital to $22.2 million, excluding the Badger acquisition, from $23.6 million at December 31, 2008, a reduction of $1.4 million. The current ratio (3) of 2.8 to 1 at September 30 2009 was an improvement of 0.4 compared to December 31, 2008.

•

EBITDA (2) from continuing operations for the three months and nine months ended September 30, 2009 of ($0.1) million and $1.6 million respectively, compared to $1.4 million and $4.1 million for the corresponding periods of 2008.

•

Net loss from continuing operations for the three months ended September 30, 2009 of ($0.1 million) or ($0.01) per share, including a gain on the acquisition of Badger of $0.9 million, compared to $0.3 million or $0.03 per share in the comparable period of 2008.

Operational Highlights-

•	Order book at September 30, 2009 increased 46% above December 31, 2008 levels.

•	Completed the acquisition of Badger Equipment on July 10, 2009.

•	Launched new Manitex 50155 crane targeted at power distribution and high reach applications and secured initial orders of $1.1 million.

•	Manitex boom truck market share increased to approximately 38% (a 900 basis point increase) for the nine months ending September 30, 2009.

•	Subsequent to the quarter, in November 2009, appointed major new dealer in UAE to accelerate international expansion.

Chairman and Chief Executive Officer David Langevin commented, “While overall sales were up approximately 27% for the quarter, due to the specific third quarter sales mix that was skewed towards lower capacity cranes and did not include higher margin military and specialized equipment sales our cost of goods sold were higher and the gross margins were lower for the third quarter than our expectations for the fourth and the full year. As announced during the past three months, a significant portion of our backlog is for specialty and military orders which will ship during the fourth quarter of 2009 and the first quarter of 2010. With this visibility, our significant increase in market share along with the hopeful signs we are seeing in our core products and the economy, we are looking forward to a continued increase in sales and profits for 2010.”

— more —

Revenues of $15.1 million in the third quarter of 2009 were driven by increasing market share in the Manitex business and a small contribution from Badger Equipment. This represents a 27.1% increase from the second quarter of this year but nevertheless, down 47.2% compared to the same year-ago period. For the nine months ended September 30, 2009 net revenues were $41.0 million, a 48% decrease from the same period of 2008.

Manufacturing and Operating expenses, excluding acquisitions and restructuring expenses, declined 43% and 31%, respectively, compared to the third quarter of 2008 and 50% and 42%, respectively, for the nine months ended September 30, 2009 compared to the same period of 2008.

The Company had working capital of $22.2 million, excluding the Badger acquisition, compared to $23.6 million at December 31, 2008, a reduction of $1.4 million. The current ratio (3) of 2.8 to 1 at September 30, 2009 was an improvement of 0.4 compared to December 31, 2008.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “The third quarter presented a variety of challenges for the organization, but we have shown progress on a number of fronts. We continued to build our market share in the boom truck industry, gaining nine percentage points this year. In the third quarter the majority of these gains were in the lower margin, lower capacity cranes that are currently in demand in this phase of the economic cycle. Our Manitex Liftking operation is producing substantial international and military orders which, at the end of the quarter, were largely in inventory, and due for shipment in the fourth quarter of the year. Our recently added Badger acquisition has completed the first production model of its new rough terrain crane, which also was in inventory awaiting shipment during the fourth quarter.”

Mr. Rooke continued, “Although we were disappointed to report an operating loss for the quarter, we were pleased with the good progress that was made in the quarter on several of the key initiatives we have focused on this year. Where our revenue levels were low at Manitex we reduced inventories by $1.4 million, while at Liftking, approximately $1.5 million of the longer lead time international and military orders were in process for Q4 shipment. This positions us well to achieve the inventory reductions we have targeted for the year. Manufacturing and SG&A expense control remained a high priority and during the quarter these expenses, excluding acquisitions, were reduced compared to the third quarter of 2008 by 43% and 31% respectively. We continue with targeted strategic development and had a strong representation at a recent crane and utility show where we successfully launched our new high reach 50155 crane, targeted at the growing power distribution and high reach applications. Initial orders for this crane were $1.1 million. Our international presence also continues to expand and we were very excited to announce earlier this week the appointment of a very strong dealer for Manitex in the UAE. This dealer is a key breakthrough for our market development plans in the Middle East and we anticipate orders for 2010 for approximately 40 cranes from this dealer.”

(1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.
(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(3)	Current ratio is equal to current assets divided by current liabilities.

Conference Call with Slides:

Today, Wednesday, November 11, 2009 management will host a conference call with an accompanying slideshow presentation at 4:30 p.m. Eastern Time to discuss these results with the investment community. Investors are encouraged to join a slide presentation that will be broadcast over the internet. Please find instructions and a link to the webcast at the Manitex International corporate website, www.manitexinternational.com or use http://viavid.net/dce.aspx?sid=00006C8C. You must be dialed in via teleconference to participate in the live question and answer session.

The teleconference dial-in numbers are 877-941-8416 if calling within the United States or 480-629-9808 if calling internationally. A re-play will be available until November 18, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 4179977 to access the replay.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	September 30, 2009	December 31, 2008
	Unaudited
ASSETS
Current assets
Cash	$90	$425
Trade receivables, (net of allowances of $82 and $118, at September 30, 2009 and December 31, 2008, respectively)	9,361	17,159
Other receivables	112	127
Inventory (net)	26,035	22,066
Deferred tax asset	817	582
Prepaid expense and other	577	326

Total current assets	36,992	40,685

Total fixed assets (net)	7,728	5,878

Intangible assets (net)	21,798	21,148
Deferred tax asset	4,596	4,065
Goodwill	14,452	14,452
Other long-term assets	94	—

Total assets	$85,660	$86,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$2,229	$1,564
Current portion of capital lease obligations	508	277
Accounts payable	8,273	12,083
Accrued expenses	2,117	2,837
Other current liabilities	211	301

Total current liabilities	13,338	17,062

Long-term liabilities
Line of credit	15,925	16,995
Deferred tax liability	4,869	4,186
Notes payable	6,239	5,057
Capital lease obligations	5,393	4,168
Deferred gain on sale of building	3,264	3,549
Other long-term liabilities	170	197

Total long-term liabilities	35,860	34,152

Total liabilities	49,198	51,214

Commitments and contingencies

Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2009, and December 31, 2008, respectively	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,136,132 and 10,584,378 at September 30, 2009 and December 31, 2008, respectively	46,247	45,022
Warrants	1,788	1,788
Paid in capital	215	239
Accumulated deficit	(12,099)	(11,896)
Accumulated other comprehensive loss	311	(139)

Total shareholders’ equity	36,462	35,014

Total liabilities and shareholders’ equity	$85,660	$86,228

— more —

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$15,063	$28,542	$40,953	$78,549
Cost of Sales	12,855	24,343	33,240	65,627

Gross profit	2,208	4,199	7,713	12,922
Operating expenses
Research and development costs	256	199	495	656
Selling, general and administrative expenses, including corporate expenses of $462 and $601 for the three months and $1,451 and $2,295 for the six months ended September 30, 2009 and 2008, respectively	2,663	2,890	7,262	9,368
Restructuring expenses	27	236	180	236

Total operating expenses	2,946	3,325	7,937	10,260

Operating (loss) income from continuing operations	(738)	874	(224)	2,662
Other income (expense)
Gain on bargain purchase	900	—	900	—
Interest expense	(539)	(467)	(1,308)	(1,459)
Foreign currency transaction gains (losses)	16	(72)	72	(84)
Other income	2	—	4	52

Total other (expense)	379	(539)	(332)	(1,491)

(Loss) income from continuing operations before income taxes	(359)	335	(556)	1,171
Income tax (benefit)	(212)	29	(353)	(367)

Net (loss) income from continuing operations	(147)	306	(203)	1,538
Discontinued operations
Income from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes of $0 for the nine months ended September 30, 2008.	—	—	—	188
Gain on sale or closure of discontinued operations net of income tax, net of income taxes of $14 for nine months ended June 30, 2008	—	—	—	186

Net (loss) income	$(147)	$306	$(203)	$1,912

Basic
(Loss) earnings from continuing operations	$(0.01)	$0.03	$(0.02)	$0.16
Earnings from discontinued operations	$—	$—	$—	$0.02
Gain on sale or closure of discontinued operations net of income tax	$—	$—	$—	$0.02

Net (loss) earnings per share	$(0.01)	$0.03	$(0.02)	$0.19
Diluted
(Loss) earnings from continuing operations	$(0.01)	$0.03	$(0.02)	$0.15
Earnings from discontinued operations	$—	$—	$—	$0.02
Gain on sale or closure of discontinued operations net of income tax	$—	$—	$—	$0.02

Net (loss) earnings per share	$(0.01)	$0.03	$(0.02)	$0.19
Weighted average common share outstanding
Basic	11,106,784	10,064,939	10,893,396	9,909,234
Diluted	11,106,784	10,318,731	10,893,396	10,307,964

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2009	2008
	Unaudited	Unaudited
Cash flows from operating activities:
Net (loss) income	$(203)	$1,912
Adjustments to reconcile net (loss) income to cash provided by (used) for operating activities:
Depreciation and amortization	1,780	1,459
Gain on bargain purchase	(900)	—
Decrease in allowances for doubtful accounts	(33)	(22)
Gain on disposal of fixed assets	—	(42)
Deferred income taxes	(338)	(511)
Inventory reserves	54	(6)
Stock based deferred compensation	75	206
Reserve for uncertain tax positions	(27)	75
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	9,051	(2,863)
(Increase) decrease in inventory	(903)	(5,543)
(Increase) decrease in prepaid expenses	(230)	(40)
(Increase) decrease in other assets	(94)	—
Increase (decrease) in accounts payable	(4,615)	4,184
Increase (decrease) in accrued expense	(1,109)	(1,478)
Increase (decrease) in other current liabilities	(105)	201
Discontinued operations - cash used for operating activities	—	(93)

Net cash provided by (used) for operating activities	2,403	(2,561)

Cash flows from investing activities:
Purchase of property and equipment	(123)	(386)
Acquisition of business, net of cash	(39)	—
Proceeds from sale of equipment	10	55
Net cash used for investing activities	(152)	(331)

Cash flows from financing activities:
Borrowing on revolving credit facility	989	4,009
Payment on revolving credit facility	(2,440)	—
Note payments (1)	(1,493)	(1,354)
New borrowing	915	—
New capital leases	51	—
Payment on capital lease obligations	(251)	(217)

Net cash provided by (used) for financing activities	(2,229)	2,438

Effect of exchange rate change on cash	(357)	92
Net increase in cash and cash equivalents	22	(454)
Cash and cash equivalents at the beginning of the year	425	569

Cash and cash equivalents at end of period	$90	$207

Supplemental Information

Impact of Badger Equipment Acquisition on July 10, 2009

The following tables detail the purchase price, acquired assets and liabilities, and the gain on bargain purchase relating to the Badger acquisition.

The fair value of the purchase consideration was $5,112 as follows:

Fair Value
Cash	$40
300,000 shares of Manitex International Inc stock	976
Interest-bearing promissory note	2,440
Capital lease obligation	1,656

Total purchase consideration	$5,112

Purchase Price allocation
Cash	$1
Inventory	2,301
Machinery & equipment	698
Land & buildings	1,700
Accounts receivable	604
Deferred taxes	345
Prepaid expenses	10
Trade names & trademarks	600
Unpatented technology	810
In-process research and development	100
Dealer relationships	440
Accounts payable	(560)
Accrued expenses	(354)
Deferred tax liability	(683)
Gain on bargain purchase	$(900)

Total acquisition consideration	$5,112

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month and nine month periods ended September 30, 2009 and September 30, 2008 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net (loss) income from continuing operations	(147)	306	(203)	1,538
Income tax (benefit)	(212)	29	(353)	(367)
Interest expense	539	467	1,308	1,459
Foreign currency transaction losses (gain)	(16)	72	(72)	84
Other (income) expense	(2)	—	(4)	(52)
Gain on bargain purchase	(900)	—	(900)	—
Depreciation & Amortization	658	491	1,780	1,459
Earnings before interest, taxes, depreciation and amortization (EBITDA)	(80)	1,365	1,556	4,121
EBITDA % to sales	—	4.8%	3.8%	5.2%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended September 30, 2009, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2009	December 31, 2008
Current Assets	36,992	40,685
Current Liabilities	13,338	17,062
Current Ratio	2.8	2.4

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2009	December 31, 2008
Current portion of long term debt	2,229	1,564
Current portion of capital lease obligations	508	277
Lines of credit	15,925	16,995
Notes payable – long term	6,239	5,057
Capital lease obligations	5,393	4,168
Debt	30,294	28,061

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less

Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2009, operating working capital was:

	September 30, 2009	December 31, 2008
Trade receivables (net)	$9,361	$17,159
Other receivables	112	127
Inventory (net)	26,035	22,066
Less: Accounts payable	8,273	12,083
Total Operating Working Capital	$27,235	$27,269
% of Trailing Three Month Annualized Net Sales	45.2%	24.5%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended September 30, 2009	Three Months Ended December 31, 2008
Net sales	15,063	27,792
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	60,252	111,168

Working capital is calculated as total current assets less total current liabilities

	September 30, 2009 Total Company	September 30, 2009 Excluding Badger	December 31 2008
Total Current Assets	36,992	34,016	40,685
Less: Total Current Liabilities	13,338	11,831	17,062
Working Capital	23,654	22,185	23,623